Exhibit 99.2





Contact:

Tom Crane
973-455-4732


             AlliedSignal-Honeywell Merger Completed;
                New Honeywell Begins Trading Today


     MORRIS TOWNSHIP, New Jersey, December 2, 1999 - Honeywell

International Inc. (NYSE: HON) announced today that the merger involving AlliedSignal Inc. and Honeywell Inc. became effective after the close of trading on the New York Stock Exchange on

December 1.

     In connection with the merger, AlliedSignal Inc. changed its name to Honeywell International Inc.  Its ticker symbol on the New

York Stock Exchange has been changed from ALD to HON, which until yesterday had been Honeywell Inc.'s ticker symbol.  Honeywell

International Inc.'s common stock also trades on the London,

Chicago and Pacific stock exchanges.

     Trading in the common stock of Honeywell Inc. has ceased effective today. As of the effective time of the merger, each share of Honeywell Inc.

common stock represents the right to receive 1.875 shares of Honeywell

International Inc.common stock, with fractional shares paid in cash.

Owners of former Honeywell Inc. shares will receive materials shortly


                              --more-

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                                -2-

regarding the exchange of their Honeywell Inc. shares for new

Honeywell International Inc. shares.

     The closing price on December 1, 1999 of the new Honeywell

International Inc. stock on the New York Stock Exchange Composite

Transactions was $60-5/8.

     Honeywell is a US$24-billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. The company employs approximately 120,000 people in 95 countries. Honeywell is traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information on the company is available on the Internet at: http://www.honeywell.com.


  This release contains forward-looking statements as defined in
  Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent
                    in business forecasts.


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